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                                                Filed Pursuant to Rule 424(b)(3)
                                       Registration Statement Nos. 333-90590 and
                                                                    333-90590-01


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 22, 2002)


                             AIMCO PROPERTIES, L.P.

To Limited Partners of VMS National Residential Portfolio I
   Who are Residents of the Following States:

         Alaska                             Ohio
         Hawaii                             Pennsylvania
         Iowa                               South Carolina
         Kentucky                           South Dakota
         Michigan                           Tennessee
         Missouri                           Texas


                  In connection with the exchange offer for VMS National Residential Portfolio I (a participant in VMS National Properties Joint Venture) described in the Prospectus referred to above, we can now offer to acquire each of your units for $3,000 in cash, 64.50 of our partnership common units, or a combination thereof. Previously, we could offer you only the cash consideration, but not our partnership common units because the securities administrator in your state had not yet approved our offering of such securities in your state. We have now received such approval and can now offer you a choice of consideration. THEREFORE, AT THIS TIME, YOU CAN ELECT TO RECEIVE IN EXCHANGE FOR EACH UNIT IN YOUR PARTNERSHIP, $3,000 IN CASH, 64.50 OF OUR PARTNERSHIP COMMON UNITS, OR A COMBINATION THEREOF.

                  IF YOU ACCEPT OUR OFFER, PLEASE INDICATE ON THE ENCLOSED LETTER OF TRANSMITTAL WHICH CONSIDERATION YOU ELECT. If you have already sent a Letter of Transmittal and want to accept a consideration other than cash, you must complete a new Letter of Transmittal with a later date. If you have any questions regarding the Letter of Transmittal, please contact the Information Agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.



                                November 4, 2002